Exhibit 10.9

March 3, 2015

James B. Boyd

Dear Jim,

The role you perform with the Company is critical for our success going forward. Given your knowledge, skills, and leadership abilities, we believe you are an important member of our team and we wish for you to remain in this critical position. Accordingly, as an additional inducement for you to remain in the service of Marrone Bio Innovations, Inc. (the “Company”), we are offering the following.

Salary Increase: Effective February 9, 2015, your base salary will be increased to $250,000 which will be first reflected in your March 15, 2015 paycheck.

Severance and Deal Payment:

(a)	If a CIC occurs after the date hereof pursuant to a definitive binding agreement that is signed by the Company within 9 months of the date of this letter, then upon the closing of the CIC you will receive a lump sum equal to 18 month’s base salary as of the date thereof so long as (i) you are employed by the Company at the time of the closing of the CIC transaction and (ii) you execute a general release of claims in form satisfactory to the Company effective as of the date of the closing of the CIC.

(b)	For purposes of this agreement a “CIC” is defined as any transaction or series of related transactions involving the sale or other disposition of more than 50% of the Company’s full-diluted equity securities or all or substantially all of its assets, whether directly or indirectly and through any form of transaction.

(c)	The severance provision in your existing employment offer letter dated February 10, 2014 which provides for 6 months’ severance if “employment is actually or constructively terminated by the Company without cause” (a Non-Cause Termination) will remain in effect, as supplemented by item (d) below.

(d)	If a CIC occurs after the date hereof which is not pursuant to a definitive binding agreement that is signed within 9 months of the date of this letter, and within 12 months following the CIC a Non-Cause Termination occurs, then in addition to the severance granted in your existing offer letter described above, you will receive an additional lump sum payment equal to six (6) month’s salary, based on your base salary on the date of the Non-Cause Termination.

(e)	Any additional severance described in item (d) above will be paid in a lump sum. Severance under item (c) above will commence, and the additional lump sum payment under item (d) above will be paid, sixty (60) days after a qualifying termination, contingent on a general release of claims in form satisfactory to the Company having become effective at the time. To the extent the severance payments constitute deferred compensation within the meaning of Internal Revenue Code section 409A, severance will be delayed for six (6) months to the extent required to avoid a violation of section 409A.

Withholdings: All payments required to be made pursuant to this Agreement will be paid in accordance with the Company’s normal payroll procedures and will be subject to all applicable tax withholdings and payroll deductions.

Confidential: You agree that the terms of this Agreement are confidential and that you will not disclose any of its terms to any other person other than your attorney, financial or tax adviser or spouse. You agree that you shall instruct your attorney, financial and tax adviser and spouse not to disclose such terms to any other person. If you violate or breach the terms of this Paragraph 5, this Agreement shall be null and void.

1540 Drew Avenue    •    Davis, CA 95618    •    Phone: 530-750-2800

Employment At Will: This Agreement is not a guarantee of employment for a specific period of time. You should understand that you will continue to be an employee at-will, which means either you or the Company may terminate your employment for any reason, at any time, with or without cause or advance notice. Please understand that no supervisor, manager or representative of the Company other than the Company’s Chief Executive Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the foregoing at-will employment policy. Further, any such employment agreement entered into shall not be enforceable unless it is in a formal written agreement, signed by you and Chief Executive Officer, which expressly modifies the at-will provision.

Governing Law: This Agreement shall be subject to, and construed and enforced in accordance with, the laws of the State of California and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this Agreement or obligations hereunder shall be commenced in the federal or state courts of California.

If this Agreement expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. Please review it carefully and sign and return one copy of this Agreement to the Company. Should you have any questions do not hesitate to call me.

Sincerely,

Pamela Marrone
Chief Executive Officer

Agreed:

James B. Boyd

Date: March 3, 2015